BLACKROCK PETROLEUM CORP.
2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102

Symbol: BRPC- OTCBB

News Release

APPOINTMENT OF ADDITIONAL DIRECTOR TO BLACKROCK PETROLEUM CORP.’S BOARD OF DIRECTORS

October 15, 2007

Las Vegas, Nevada - Blackrock Petroleum Corp. (OTCBB: BRPC) (the “Company”) is pleased to announce that Mr. Edmund Leung has joined the Company’s Board of Directors.

Mr. Edmund Leung is 59 years old. In 1976, Edmund started his career as an auditor, and later a business consultant, at Peat Marwick Mitchell (now KPMG). After three years at KPMG, he left KPMG to become Chief Accountant of Quintana Exploration Canada Ltd., an oil and gas company in Calgary, Alberta, Canada, where eventually he assumed the position of Assistant Controller. After 15 years with Quintana in the oil and gas industry, Edmund was invited to join Winsmill Consultants (BC) Ltd., a consulting company in Vancouver, to become part owner and consultant. Since 2003 Edmund has consulted with Comfy Holdings Ltd., a wholesales vitamin and supplement company, working closely with the CEO and his assistant and later was appointed as CFO. Mr. Leung obtained a Bachelor of Commerce with Honors from Queen's University, Kingston, Ontario in 1974 before enrolling in the MBA program at the University of British Columbia. In 1981, Mr. Leung became a Certified Management Accountant (CMA) in Alberta and later in British Columbia. In 2004, Mr. Leung joined the UK Chartered Institute of Management Accountants (ACMA-UK) and became an Associate Chartered Member. Mr. Leung is not an officer or director of any other reporting issuer at this time.

“Blackrock Petroleum is extremely fortunate to have Mr. Leung join our Board of Directors,” said Company President and CEO Zhu Hua Yin. “We believe that his deep industry knowledge and proven financial expertise will be an invaluable benefit to Blackrock Petroleum’s success.”

On behalf of the Board of Directors,

Blackrock Petroleum Corp.

Zhu Hua Yin
President and Director

For more information contact:
Investor Relations
Tel: 1-866-446-1869

FORWARD LOOKING STATEMENTS This news release may include "forward-looking statements" regarding Blackrock Petroleum Corp., and its subsidiaries, business and project plans. Such forward looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Blackrock Petroleum Corp. expresses or implies an expectation or belief as to future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Blackrock Petroleum Corp. does not undertake any obligation to update any forward looking statement, except as required under applicable law.